UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2006

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16215 Alton Parkway, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 926-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously announced, on September 19, 2006 William J. Ruehle resigned as Senior Vice President and Chief Financial Officer of Broadcom Corporation. On December 17, 2006 Broadcom entered into an agreement with Mr. Ruehle related to his outstanding options to purchase shares of Broadcom’s Class A and Class B common stock (the "Agreement").

Pursuant to the Agreement, the exercise prices per share for options to purchase a total of 1,335,000 shares of Broadcom’s Class A common stock, with grant dates of November 3, 1998 and August 5, 2002 (the "Repriced Options"), were increased to avoid any adverse tax consequences under Section 409A of the Internal Revenue Code. In addition, pursuant to the Agreement all of Mr. Ruehle’s outstanding options to purchase shares of Broadcom’s Class A common stock granted after Broadcom's initial public offering in April 1998, including the Repriced Options, have been cancelled without any payment by Broadcom. Specifically, options to purchase a total of 1,846,092 shares of Broadcom’s Class A common stock, with grant dates of November 3, 1998, December 24, 2001, August 5, 2002, November 10, 2003, December 7, 2003, February 5, 2005 and May 5, 2006, have been cancelled by Broadcom and ceased to be outstanding on December 19, 2006. The total value of the options cancelled, based on the difference between their original exercise prices per share and $33.59 (the closing price per share of Broadcom Class A common stock on December 15, 2006), was $32,765,808.

Also pursuant to the Agreement, Broadcom made a payment to Mr. Ruehle in exchange for and in full satisfaction of his outstanding vested options to purchase 300,000 shares of Broadcom’s Class B common stock that were granted prior to Broadcom's initial public offering. The total amount paid was $5,195,517, which is the difference between $1.6667 (the option exercise price per share) and $33.59 (the closing price per share of Broadcom Class A common stock on December 15, 2006) for each of the shares of Broadcom Class B common stock underlying the options, less the required withholding taxes of $4,381,473.

The Agreement provides that, in the event that Broadcom asserts any claim against Mr. Ruehle, including claims presently asserted in the pending shareholder derivative litigations (the "Claims"), Mr. Ruehle will be entitled to a credit equal to the value of the options cancelled pursuant to the Agreement without consideration (the "Credit"), unless otherwise ordered or disapproved by a court, and subject to certain express conditions. The Credit, if issued, will be calculated as the product of the total number of shares of Broadcom Class A common stock underlying the options cancelled without consideration and the difference between the exercise prices of the options cancelled, as amended under the Agreement, and $33.59 (the closing price per share of Broadcom Class A common stock on December 15, 2006). Mr. Ruehle has a right to receive the Credit only in the form of an offset against any damages or monetary relief that may be awarded to Broadcom in connection with the Claims, or pursuant to any future settlement of the Claims, and subject to the condition that Mr. Ruehle pay to Broadcom in cash the amount of all applicable federal, state and other withholding taxes due with respect to the issuance of the Credit.

Finally, under the Agreement, Broadcom is not obligated, and Mr. Ruehle may make no claim against Broadcom, for any liability Mr. Ruehle may incur pursuant to Section 409A of the Internal Revenue Code. The parties agreed that Mr. Ruehle will not receive any assistance from Broadcom or otherwise be made whole to offset the Section 409A or other tax consequences that may arise from the cancellation or termination of his outstanding options or from the payment made to Mr. Ruehle pursuant to the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

December 21, 2006	By:	/s/ Bruce E. Kiddoo

Name: Bruce E. Kiddoo
Title: Vice President and Acting Chief Financial Officer